Execution Version

NOTE

U.S. $45,000,000	February 11, 2019

FOR VALUE RECEIVED, the undersigned, ADMA Biologics, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to Perceptive Credit Holdings II, LP (the “Lender”), in immediately available funds, the aggregate principal sum set forth above, or, if less, the aggregate unpaid principal amount of all Loans made by the Lender pursuant to Section 2.01 of the Credit Agreement and Guaranty, dated as of February 11, 2019 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Perceptive Credit Holdings II, LP, a Delaware limited partnership, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), on the date or dates specified in the Credit Agreement, together with interest on the principal amount of such Loans from time to time outstanding thereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is a Note issued pursuant to the terms of Section 2.03 of the Credit Agreement, and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; PROVIDED THAT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder, other than notices provided for in the Loan Documents. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in such particular or any subsequent instance.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

[Signature Page Follows]

ADMA BIOLOGICS, INC.

By /s/ Brian Lenz
Name: Brian Lenz
Title: Executive Vice President, Chief Financial Officer, and Secretary